UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 23, 2005

PalmSource, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-50402	77-0586278
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1188 East Arques Avenue, Sunnyvale CA	94085-4602
(Address of principal executive offices)	(Zip Code)

(408) 400-3000

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 23, 2005, PalmSource, Inc. (the “Company”), and PalmSource Overseas Limited, a company organized and existing under the laws of Cayman Islands, entered into a Second Amended and Restated Software License Agreement (the “SARSLA”) with palmOne, Inc. (“palmOne”) and palmOne Ireland Investment, a company organized and existing under the laws of The Republic of Ireland, amending and restating the Amended and Restated Software License Agreement dated June 4, 2003 (the “Prior Agreement”), a copy of which was previously filed with the SEC as an exhibit to the Company’s Form S-4 (No. 333-106830). The SARSLA extends the term of the license of Palm OS and other software products of the Company to palmOne for an additional three years, and, as amended, will now terminate on December 2, 2009. Pursuant to the terms of the SARSLA, PalmSource will receive minimum royalty commitments of $148.5 million and source code license fees in the amount of $3.2 million over the remaining course of the contract as follows. The minimum annual royalty commitments for the contract years ending December 3, 2005 and 2006 remain unchanged from the Prior Agreement at $41.0 million and $42.5 million, respectively. The minimum annual royalty commitments under the extended term of the SARSLA for the contract years ending December 3, 2007, 2008 and 2009 are $35 million, $20 million and $10 million, respectively, subject to the Company meeting certain development milestones. The source code license fees consist of $2 million payable by palmOne in June 2005 for the remaining installment due under the Prior Agreement and an additional $400,000 per year for each year during the extended term of the SARSLA. Money spent by palmOne on professional services will be credited towards the minimum annual royalty commitments on the basis of $1 of credit for each $2 spent by palmOne, up to a maximum credit of $2 million per year.

On May 23, 2005, the Company entered into a Purchase Agreement (the “Purchase Agreement”) with palmOne and Palm Trademark Holding Company LLC (“Holding”) to sell to palmOne all of the Company’s membership interests in Holding. Holding was established by PalmSource and palmOne in connection with the spin off of PalmSource in 2003, for the purpose of sharing and administering the use of tradenames, trademarks, and other intellectual property rights associated with the Palm brands. Pursuant to the terms of the Purchase Agreement, palmOne will pay PalmSource $30 million over the next three and a half years as follows: $7,500,000 at each of the closing of the sale, the first anniversary of the closing and the second anniversary of the closing and $3,750,000 at each of the third anniversary of the closing and six months after the third anniversary of the closing. In addition, palmOne and Holding agreed not to use, license or authorize others to use any “Palm Mark” (as defined in the Purchase Agreement) or any confusingly similar mark or variant on or in direct support of any operating system that is publicly identified or distributed as proprietary to palmOne, Holding or any of their affiliates and is for use in certain categories of handheld mobile devices.

In connection with the sale of its membership interests in Holding, on May 23, 2005, the Company and Holding entered into an Amended and Restated Trademark License Agreement (the “Amended Trademark License Agreement”), amending and restating the Trademark License Agreement between the Company and Holding dated September 24, 2003, a copy of which was previously filed with the SEC as an exhibit to the Company’s Form S-4 (No. 333-106830). Pursuant to the terms of the Amended Trademark License Agreement, the Company has an exclusive, world-wide, royalty free license to use the marks PALM OS, PALMSOURCE, PALM POWERED and PALM DESKTOP (the “Licensed Marks”) for four years. The Company can continue to use and sublicense the Licensed Marks for the first two years following the effective date of the Amended Trademark License Agreement, but thereafter will only be able to use them as an indicator of the transition to new marks or to support its licensees through promotional activities for their products, and cannot enter into new sublicenses. Existing sublicenses to the Licensed Marks will continue for four years. PalmSource plans to develop a new brand identity and expects to change its corporate name prior to the second anniversary of the Amended Trademark License Agreement.

A press release announcing the foregoing transactions is attached hereto as Exhibit 99.1.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Reference is made to the description of the Purchase Agreement set forth in Item 1.01 above. The transaction was completed on May 24, 2005. A copy of the Purchase Agreement is attached as Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits

(b) Pro Forma Financial Information. The Company has concluded that no pro forma financial information is required to be filed in connection with the Purchase Agreement.

(c) Exhibits.

99.1.	Press Release dated May 24, 2005.
99.2.	Purchase Agreement dated May 23, 2005, by and among PalmSource, Inc., palmOne, Inc. and Palm Trademark Holding Company LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PalmSource, Inc.

Date: May 24, 2005	By:	/s/ Jeanne Seeley
Jeanne Seeley
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibits.
99.1	Press Release dated May 24, 2005.

99.2	Purchase Agreement dated May 23, 2005, by and among PalmSource, Inc., palmOne, Inc. and Palm Trademark Holding Company LLC.